SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Assurant, Inc.

(Exact Name of Issuer as Specified in its Charter)

Delaware	39-1126612
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

28 Liberty Street, 41st Floor

New York, NY 10005

(212) 859-7000

(Address, including zip code, and telephone number of Principal Executive Offices)

Assurant, Inc. 2017 Long Term Equity Incentive Plan

(Full Title of the Plan)

BART SCHWARTZ, ESQ.

Executive Vice President, Chief Legal Officer and Secretary

Assurant, Inc.

28 Liberty Street, 41st Floor

New York, NY 10005

Telephone: (212) 859-7063

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging Growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	1,500,000(1)	$104.84(2)	$157,260,000(2)	$18,226.43(2)

(1)	Includes an aggregate of 1,500,000 shares to be issued pursuant to the grant or exercise of awards under the Assurant, Inc. 2017 Long Term Equity Incentive Plan (the “Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of such plans.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h), based on the $104.84 per share average of the high and low sales prices of the Common Stock on the New York Stock Exchange on May 8, 2017.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus relating to the Plan is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(1) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on February 14, 2017;

(2) all other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2016; and

(3) The description of Common Stock contained in Amendment No. 1 to the company’s Registration Statement on Form S-1, filed with the Commission on January 10, 2005, under the heading “Description of Share Capital,” including all amendments or reports filed for the purpose of updating such description.

All additional documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Jessica M. Olich, who has given a legal opinion as to the validity of the securities being registered, is employed by the Company as Vice President, Corporate Counsel and Assistant Secretary, participates in the Plan and owns less than 1% of the shares of the Company’s common stock.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law generally provides that directors and officers of Delaware corporations are entitled, under certain circumstances, to indemnification against expenses and liabilities (including attorneys’ fees) incurred as a result of suits brought against them in their capacity as a director or officer if they acted in good faith and in a manner they reasonably believed to be in (or not opposed to) the Company’s best interests, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. However, no indemnification may be made against expenses in respect of any claim, issue or matter as to which they are adjudged to be liable to the Company, unless and only to the extent that the court determines that they are fairly and reasonably entitled to indemnity for such expenses which the court deems proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the Company’s stockholders, disinterested directors or independent legal counsel, as applicable, that indemnification is proper because the indemnitee has met the applicable standard of conduct.

The Company’s by-laws provide that the Company will indemnify its directors and officers to the fullest extent permitted by law who is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, by reason of the fact that he or she is an officer or director against liability and loss suffered and expenses reasonably incurred.

The Company currently maintains liability insurance for its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits

See Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on May 12, 2017.

ASSURANT, INC.

By:	/s/ Alan B. Colberg
Alan B. Colberg President and Chief Executive Officer

Each of the undersigned officers and directors of Assurant, Inc., a Delaware limited liability company, hereby constitutes and appoints Alan B. Colberg, Richard S. Dziadzio, and Bart R. Schwartz and each of them, severally, as his or her attorney-in-fact and agent, with full power of substitution and re-substitution, in his or her name and on his or her behalf, to sign in any and all capacities this Registration Statement and any and all amendments (including post-effective amendments) and exhibits to this Registration Statement and any and all applications and other documents relating thereto, with the U.S. Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Alan B. Colberg Alan B. Colberg	President, Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2017

/s/ Richard S. Dziadzio Richard S. Dziadzio	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 12, 2017

/s/ John A. Sondej John A. Sondej	Senior Vice President and Controller (Principal Accounting Officer)	May 12, 2017

/s/ Elaine D. Rosen Elaine D. Rosen	Non-Executive Chair of the Board	May 12, 2017

/s/ Howard L. Carver Howard L. Carver	Director	May 12, 2017

/s/ Juan N. Cento Juan N. Cento	Director	May 12, 2017

/s/ Elyse Douglas Elyse Douglas	Director	May 12, 2017

/s/ Lawrence V. Jackson Lawrence V. Jackson	Director	May 12, 2017

/s/ Charles J. Koch Charles J. Koch	Director	May 12, 2017

/s/ Jean-Paul L. Montupet Jean-Paul L. Montupet	Director	May 12, 2017

/s/ Paul J. Reilly Paul J. Reilly	Director	May 12, 2017

/s/ Robert W. Stein Robert W. Stein	Director	May 12, 2017

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Assurant, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Periodic Report on Form 8-K, originally filed on May 12, 2017).

4.2	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Company’s Periodic Report on 8-K, originally filed on May 12, 2017).

5.1	Opinion of Jessica M. Olich regarding the legality of the securities being registered.

10.1	Form of Restricted Stock Unit Award Agreement for Time-Based Awards for Directors under the Assurant Long, Inc. 2017 Long Term Equity Incentive Plan (effective as of May 12, 2017)

23.1	Consent of Jessica M. Olich (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on the signature pages hereto).